Exhibit 10.4

Execution Version

EMPLOYEE SERVICES AGREEMENT

by and between

CNX THERMAL HOLDINGS LLC

and

CONSOL PENNSYLVANIA COAL COMPANY LLC

dated as of

July 7, 2015

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION		1
1.1	Defined Terms	1
1.2	References and Rules of Construction	1

ARTICLE II POWER AND AUTHORITY; OPERATIONAL SERVICES		2
2.1	CPCC Power and Authority; Operational Services	2
2.2	Limitations on Authority	2
2.3	Emergency	3
2.4	Contracts	4
2.5	Ownership of Property	4
2.6	CPCC’s Permitted Delegation of Authority; Employee Matters	4
2.7	Other Business Pursuits; No Fiduciary Duties	5
2.8	Certain Conditions of Service	5
2.9	Annual Budget	6
2.10	Ten Year Mine Plan; Annual Development Plan	7
2.11	Insurance	8
2.12	Records	8
2.13	Operational Services Standard	8

ARTICLE III PAYMENTS		8
3.1	Payments	8
3.2	Payment Terms; Disputed Charges	8
3.3	Revenues	9
3.4	Taxes	9
3.5	Maintenance of Books & Records	10
3.6	Audit	10
3.7	Payments Under Omnibus Agreement	10

ARTICLE IV TERM; TERMINATION		11
4.1	Term	11
4.2	CPCC Termination	11
4.3	CTH Termination	11
4.4	Effect of Termination	11
4.5	Transition Period	12

ARTICLE V LIMITS OF RESPONSIBILITY; INDEMNIFICATION		12
5.1	Release	12
5.2	Omnibus Agreement Indemnities	12
5.3	Disclaimer	12
5.4	Conspicuous	12

ARTICLE VI FORCE MAJEURE		13
6.1	Force Majeure	13

i

ARTICLE VII MISCELLANEOUS		13
7.1	Assignment	13
7.2	Notices	13
7.3	Further Assurances	14
7.4	Expenses	14
7.5	Waiver; Rights Cumulative	14
7.6	Entire Agreement; Conflicts	15
7.7	Amendment	15
7.8	Governing Law; Jurisdiction	15
7.9	Parties in Interest	15
7.10	Preparation of Agreement	15
7.11	Severability	15
7.12	Counterparts	16
7.13	Allocation of Resources	16

APPENDIX

Appendix I Definitions

ii

EMPLOYEE SERVICES AGREEMENT

This Employee Services Agreement (as may be amended, revised, supplemented or otherwise modified from time to time, this “Agreement”), is dated as of July 7, 2015 (the “Execution Date”) by and between CNX Thermal Holdings LLC, a Delaware limited liability company (“CTH”), and Consol Pennsylvania Coal Company LLC, a Delaware limited liability company (“CPCC”). CTH and CPCC are referred to herein separately as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, pursuant to that certain Contribution Agreement by and among CPCC, Conrhein Coal Company, a Pennsylvania general partnership (“Conrhein”), and CTH dated as of June 22, 2015 (the “Contribution Agreement”), CPCC and Conrhein contributed to CTH certain assets and properties relating to the Pennsylvania Mine Complex (defined below);

WHEREAS, CPCC, Conrhein and CTH own undivided interests in those certain coal mines in Greene and Washington Counties, Pennsylvania and Marshall County, West Virginia, commonly known as the Bailey Mine, the Enlow Fork Mine, the Harvey Mine, and the related preparation plant commonly known as the Bailey preparation plant (collectively, the “Pennsylvania Mine Complex”).

WHEREAS, pursuant to that certain Pennsylvania Mine Complex Operating Agreement dated as of the Execution Date by and between CPCC, Conrhein and CTH (as may be amended, revised, supplemented or otherwise modified from time to time, the “Operating Agreement”), (a) CTH has been designated as the operator of the Pennsylvania Mine Complex and (b) the Owning Parties (defined below) have delegated authority with respect to and engaged CTH to provide the Operational Services (defined below); and

WHEREAS, pursuant to and subject to the limitations contained in this Agreement, CTH delegates to CPCC the power and authority to act on behalf of CTH to perform the Operational Services on behalf of CTH, and CPCC agrees to provide the Operational Services to CTH.

NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, conditions and obligations set forth herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. For purposes hereof, the capitalized terms used herein and not otherwise defined have the meanings set forth in Appendix I or the Operating Agreement.

1.2 References and Rules of Construction. All references in this Agreement to Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Appendix, Article, Section, subsection and other subdivision of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Appendix, Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law means such Law as it may be amended from time to time. If a date specified herein for providing any notice or taking any action is not a Business Day, then the date for giving such notice or taking such action shall be the next day which is a Business Day.

ARTICLE II

POWER AND AUTHORITY; OPERATIONAL SERVICES

2.1 CPCC Power and Authority; Operational Services. Subject to the limitations set forth in this Agreement, including Section 2.2, CTH hereby delegates to CPCC the responsibility for, and CPCC is hereby delegated all necessary power and authority to act on behalf of CTH with respect to, performing the Operational Services.

2.2 Limitations on Authority.

(a) The Parties acknowledge and agree that CTH has (i) the ultimate control of the scope of the Operational Services to be provided by CPCC hereunder and (ii) the right to monitor, consult with and give operational instructions and guidance to CPCC with respect to the Operational Services. CPCC shall not unreasonably refuse operational instructions or guidance from CTH with respect to the Operational Services; provided, however, CPCC shall have the sole right to direct, and complete control over, the means and manner in which the Employees perform the Operational Services.

(b) Notwithstanding anything to the contrary in this Agreement, all decisions regarding the hiring and/or firing of Employees provided by CPCC shall be made by CPCC. CTH shall have the right to approve all Employees provided by CPCC under Section 2.6 to perform the Operational Services, which approval may be revoked or terminated for any reason at any time. Upon a revocation or termination of CTH’s approval of any Employee (such Employee, an “Excused Employee”):

(i) CPCC will be solely liable for any costs or expenses (if any) associated with the revocation or termination of CTH’s approval, except as otherwise specifically set forth in this Agreement; provided, however, CTH shall be responsible for reimbursing CPCC for any and all severance costs or other expenses (which, for the avoidance of doubt, shall constitute Personnel Costs hereunder) associated with a termination of an Excused Employee’s employment by CPCC, if such termination of employment by CPCC is (A) substantially related to CTH’s revocation or termination of CTH’s approval of such Excused Employee and (B) occurs within 30 days after the date of such revocation or termination; and

(ii) such Excused Employees will cease performing any of the Operational Services.

(c) If CPCC does not have an employee capable of providing the Operational Services previously provided by an Excused Employee and cannot reasonably obtain a contractor to provide the Operational Services previously provided by such Excused Employee, then CPCC may terminate this Agreement with respect to the Operational Services previously provided by such Excused Employee.

(d) CPCC shall perform the Operational Services in material compliance with the then current Annual Budget, Annual Development Plan and Ten Year Mine Plan.

(e) Without the prior written approval of CTH, CPCC shall not cause or direct CTH to enter into, and CPCC shall not enter into, any of the following types of contracts with respect to CTH, the Assets or the Operational Services, unless such contract is provided for in the then applicable Annual Budget:

(i) any contract that can reasonably be expected to result in payments by CTH or CPCC of more than $5,000,000 in the aggregate over the term of such contract;

(ii) any contract that has a term of more than three years, unless terminable by CTH or CPCC without penalty on 30 days’ notice or less;

(iii) any indenture, mortgage, guaranty, loan, credit or sale-leaseback or similar financial contract or any contract which creates any liens for borrowed money;

(iv) any contract that constitutes a partnership agreement, joint venture agreement or similar contract; or

(v) any contract with any Affiliate of CPCC, unless (A) such contract can reasonably be expected to result in payments by CTH or CPCC of less than $1,000,000 in the aggregate over the term of such contract or (B) (1) such contract can reasonably be expected to result in payments by CTH or CPCC of less than $2,000,000 but more than $1,000,000 in the aggregate over the term of such contract, (2) CPCC has obtained proposals for the services to be provided pursuant to such contract from at least two non-Affiliate service providers and (3) the terms of such affiliated contract in the aggregate is equal to or better than such third party proposals.

2.3 Emergency. In the event of an Emergency, CPCC shall promptly:

(a) make all notifications required under applicable Law, including to appropriate Governmental Authorities;

(b) implement Emergency response and mitigation measures as deemed advisable by CPCC for a prudent service provider to respond to or mitigate the Emergency, including to protect human health and the environment;

(c) commence any required remediation, maintenance or repair work necessary to keep the Assets operating safely (or to restore such Assets to safe operating condition) and in accordance with all applicable Laws or otherwise to minimize damage as deemed advisable by CPCC for a prudent service provider to respond to or mitigate the Emergency; and

(d) notify, as soon as practicable after the occurrence of the event, CTH of such Emergency, all mitigation, repair, restoration or remediation plans, all material correspondence with Governmental Authorities and any Permits or approvals required in connection with CPCC’s Emergency response, repair, remediation or restoration activities.

CPCC’s notification of CTH may be made by any method deemed appropriate by CPCC under the circumstances and does not have to comply with Section 7.2. CPCC will submit invoices to CTH for the work done and expenses incurred by CPCC during any Emergency within 30 days after CPCC incurs such expenses, and, unless such costs are netted against CTH’s revenues collected by CPCC, CTH shall pay CPCC within 15 Business Days of receipt of such invoices.

2.4 Contracts.

(a) Subject to Section 2.2(d), CPCC may cause or direct CTH to enter into, and may directly enter into, contracts with Third Parties and Affiliates of CPCC (and make any modifications, amendments or extensions thereto) as may be necessary for CPCC to perform the Operational Services and fulfill its obligations under this Agreement.

(b) CTH agrees to execute and deliver (or to cause to be executed and delivered) each of those contracts to which CPCC (i) is authorized to cause CTH to enter into in accordance with this Agreement and (ii) directs CTH to execute and deliver in accordance with this Agreement.

(c) CTH shall provide CPCC with a copy of all authorizations, contracts or agreements secured or executed in association with the Assets that are necessary for CPCC’s performance of the Operational Services under this Agreement as soon as practical following the securing or execution of such authorization, contract or agreement.

2.5 Ownership of Property. The Parties agree and acknowledge that CPCC shall have no direct ownership interest in the Assets (nor in any of the equipment, materials or other property related thereto and purchased by CTH either directly or on behalf of CTH by CPCC), and that neither CPCC nor any Affiliate of CPCC (other than an Owning Party) shall be deemed to have any direct or indirect ownership interest in the Assets (or in any equipment, materials and other property related thereto and purchased by CTH either directly or on behalf of CTH by CPCC) as a result of the terms of this Agreement.

2.6 CPCC’s Permitted Delegation of Authority; Employee Matters.

(a) CPCC shall be permitted to delegate authority to officers and employees of CPCC (or its Affiliates) in order to perform the Operational Services; provided, however, CPCC may not delegate any authority, power or right that could not be exercised directly by CPCC under this Agreement.

(b) Notwithstanding anything herein to the contrary, but subject to the calculation of Personnel Costs pursuant to Section 3.1, with respect to such employees of CPCC’s Affiliates, CTH and CPCC acknowledge that employees of Affiliates of CPCC may assist CPCC in providing the Operational Services hereunder without further consent from CTH.

(c) Subject to Section 2.2, CPCC shall provide, and have the sole right to direct and supervise, the personnel, which may include (i) full-time employees of CPCC, or Affiliates of CPCC, (ii) any other employees of CPCC or Affiliates of CPCC, and/or (iii) Third Party contractors hired by CPCC (collectively, the “Employees”) necessary to perform the Operational Services.

(d) CPCC shall perform the Operational Services as an “independent contractor” of CTH and nothing in this Agreement is intended, and nothing shall be construed, to create an agency, employer/employee, partnership, joint venture, association or other similar relationship between CPCC and CTH or any of their respective Affiliates. CPCC shall have the sole right to direct, and complete control over, the means and manner in which the Employees perform the Operational Services.

2.7 Other Business Pursuits; No Fiduciary Duties.

(a) Neither CPCC nor any of its Affiliates shall be required to perform the Operational Services as such Person’s sole and exclusive occupation, and CPCC and its Affiliates may have other occupations and activities in addition to those relating to this Agreement. For the avoidance of doubt, CTH acknowledges and agrees that CPCC and its Affiliates currently operate, and shall have the right to operate during the Term, other assets and conduct other businesses in addition to performing the Services.

(b) Subject to the obligations established in Section 2.2, none of the Parties, their Affiliates or their respective employees or officers shall have any special, fiduciary or quasi-fiduciary duties among any of them as a result of this Agreement and this Agreement shall not be construed to suggest otherwise.

2.8 Certain Conditions of Service.

(a) CPCC shall not be obligated to acquire new, additional or different Employees, equipment or resources or to acquire or establish any separate hardware or software platforms in order to provide any Operational Services.

(b) CPCC’s obligation to provide the Operational Services shall be conditioned upon and subject to any legal obligations, prohibitions or restrictions applicable to it, and this Agreement shall not obligate CPCC to violate, modify or eliminate any such obligation, prohibition or restriction.

(c) Notwithstanding anything to the contrary, all matters pertaining to the employment, compensation, promotion and discharge of any personnel of CPCC or its Affiliates are the responsibility of CPCC and its Affiliates. All such employment arrangements are solely CPCC’s and its Affiliates’ obligations (including the payment of salaries and employee benefits with respect to such personnel), and, except for reimbursement of the Personnel Costs as provided in this Agreement, CTH shall have no responsibility or liability with respect thereto.

2.9 Annual Budget.

(a) In connection with the execution of this Agreement, CTH has provided CPCC with the Annual Budget applicable to the remainder of calendar year 2015. Other than with respect to calendar year 2015, on or before October 1 of the calendar year immediately preceding the relevant calendar year, CPCC, at CTH’s direction, shall prepare and submit to CTH a proposed annual budget for such relevant calendar year for the Assets that takes into consideration and provides for, at a minimum, the following anticipated costs, expenses, operations and sales:

(i)	operating expenses;

(ii)	maintenance capital expenditures;

(iii)	expansion capital expenditures;

(iv)	miscellaneous expenses, including anticipated Reimbursable Costs and anticipated costs under each of the Water Supply and Services Agreement, the Terminal and Throughput Agreement and the Contract Agency Agreement;

(v)	production and sales plan;

(vi)	cash flow analysis and information; and

(vii)	any other information reasonably determined by CTH to be relevant.

(b) Following CPCC’s submission of its proposed annual budget, CPCC shall cooperate and consult with CTH in preparing a final annual budget for CTH’s submission to the Operating Committee, including making any revisions and providing any additional information as requested by CTH regarding the annual budget proposed by CPCC.

(c) CTH will provide CPCC with the Annual Budget applicable to each calendar year starting with calendar year 2016 promptly after such Annual Budget is approved by the Operating Committee. CPCC shall be responsible for providing the Operational Services with respect to the Assets that are contemplated by, and in accordance with, the then applicable Annual Budget.

(d) Notwithstanding anything to the contrary, during each calendar year, CPCC shall have the right and authority (i) to make expenditures of up to 110% of the Annual Budget for such calendar year, as such Annual Budget may be revised by CTH from time to time and (ii) to make expenditures of such amounts as CPCC reasonably determines are required in the event of an Emergency. If during any calendar year CPCC’s expenditures exceed, or CPCC anticipates that it will exceed, 110% of the Annual Budget, CPCC shall notify CTH of the excess (or anticipated excess) expenditures, and such notice shall include reasonable detail of the reasons for such excess expenditures and a proposal by CPCC for an amendment of the Annual Budget to reflect CPCC’s revised estimate of expenditures for such calendar year.

(e) If requested by CTH, CPCC shall prepare and deliver to CTH, on or before the 10th Business Day of the calendar month preceding the relevant calendar month, a reasonably detailed notice of the estimated amount of all out-of-pocket expenditures that CPCC projects to be incurred in the performance of the Operational Services during the following calendar month plus a reasonable contingency amount.

2.10 Ten Year Mine Plan; Annual Development Plan.

(a) In connection with the execution of this Agreement, CTH has provided CPCC with the Ten Year Mine Plan applicable to the ten-year period following the Execution Date and the Annual Development Plan applicable to calendar year 2015.

(b) Other than with respect to calendar year 2015, on or before November 1 of each calendar year, CPCC shall prepare and submit to CTH:

(i) a proposed update to the Ten Year Mine Plan to extend such plan for an additional calendar year and to include any proposed changes to the following mining operations to be conducted with regard to the Assets in the applicable ten-year period, including (if applicable); and

(ii) a proposed annual development plan setting forth the anticipated mining and development activities with regard to the Assets for the immediately following calendar year.

(c) Following CPCC’s submission of its proposed update to the Ten Year Mine Plan and proposed annual development plan, CPCC shall cooperate and consult with CTH in preparing a final update to the Ten Year Mine Plan and annual development plan for CTH’s submission to the Operating Committee, including making any revisions and providing any additional information as requested by CTH regarding the update to the Ten Year Mine Plan and annual development plan proposed by CPCC.

(d) CTH will provide CPCC with the updated Ten Year Mine Plan and the Annual Development Plan applicable to each calendar year starting with calendar year 2016, in each case, promptly after such updated Ten Year Mine Plan and Annual Development Plan are approved by the Operating Committee. CPCC shall be responsible for providing the Operational Services with respect to the Assets that are contemplated by, and in accordance with, the then applicable Ten Year Mine Plan and Annual Development Plan.

(e) At CTH’s reasonable request, CPCC shall periodically provide CTH with additional mine forecasting information related to the Assets, including proposed changes or amendments to the then current Ten Year Mine Plan and Annual Development Plan.

2.11 Insurance.

(a) CPCC shall procure and maintain, or cause to be procured and maintained, for the benefit of CPCC the kinds of insurance and the amounts of coverage that are required by applicable Laws or that would otherwise be required by a reasonable, prudent service provider in connection the provision of the Operational Services. CPCC shall use its commercially reasonable efforts to name CTH and its Affiliates as a named insured on the insurance it carries pursuant to this Section 2.11, except worker’s compensation, and obtain waivers of subrogation in favor of CTH with respect to such insurance. Notwithstanding the preceding, CPCC may procure such additional insurance in the types and amounts that it may desire in its sole discretion.

(b) Until such time as CTH elects to maintain its own insurance with regard to the ownership and operation of the Assets, CPCC shall procure and maintain, or cause to be procured and maintained, for the benefit of CTH the kinds of insurance and the amounts of coverage that is required by applicable Laws or that CPCC reasonably determines necessary in connection with the ownership and operation of the Assets.

(c) CPCC shall (i) require subcontractors performing any of the Operational Services to obtain and maintain any and all insurance that is required by applicable Laws or that would otherwise be required by a reasonable, prudent service provider and (ii) use its commercially reasonable efforts to cause subcontractors performing work with respect to the Operational Services to name CPCC and CTH as additional insureds on such subcontractors’ insurance policies (with waivers of subrogation in favor of the CPCC and CTH).

2.12 Records. CPCC shall maintain (a) the Reports, (b) copies of all regulatory filings and any material correspondence with Governmental Authorities, (c) records relating to any material claims and (d) any other information generated by, or in custody of, CPCC relating to the Operational Services and the Assets (collectively, the “Operating Records”).

2.13 Operational Services Standard. CPCC shall conduct the Operational Services, with respect to the Assets, consistently with past practices with respect to operation of the Pennsylvania Mine Complex Assets and in a manner that is not grossly negligent and does not constitute willful misconduct (the “Services Standard”).

ARTICLE III

PAYMENTS

3.1 Payments. For each calendar month during the Term, CTH shall reimburse CPCC for the Reimbursable Costs incurred by CPCC and/or its Affiliates during such calendar month, in each case, in performing the Operational Services for CTH during such calendar month to the extent such costs and expenses have not been previously paid by CTH or otherwise reimbursed to CPCC by CTH.

3.2 Payment Terms; Disputed Charges.

(a) No later than 30 days after the end of each calendar month, CPCC shall deliver to CTH during such calendar month an invoice for (i) the Personnel Costs incurred by CPCC during such preceding calendar month with respect to Operational Services provided by CPCC, (ii) the Third Party Costs incurred by CPCC during such preceding calendar month with respect to Operational Services provided by CPCC and (iii) the Agreed Rental Fees for any CPCC Assets utilized by CPCC in performing the Operational Services during such preceding calendar month.

(b) CPCC shall provide to CTH such documentation as CTH may reasonably request to support each such invoice.

(c) CTH shall pay CPCC (i) for all Personnel Costs set forth on an invoice immediately upon receipt of such invoice and (ii) for all Third Party Costs and Agreed Rental Fees set forth on an invoice within 30 days of receipt of such invoice. All payments shall be made by wire transfer of immediately available funds, to the account (or accounts) designated by the Person entitled to receipt of such payment, from time to time, no later than 1:00 p.m. (Pittsburgh, Pennsylvania time) on the due date.

(d) In addition to CTH’s right under Section 3.6, if CTH disputes in good faith all or any portion of an invoice delivered by CPCC pursuant to this Agreement, CTH may deliver written notice of such dispute to CPCC within 40 days of receipt of such invoice, setting forth in reasonable detail the reasons for such dispute. Notwithstanding the delivery of any such written notice of dispute, CTH shall pay to CPCC the full amount of such invoice (including any disputed portions of such invoice) in accordance with the terms of this Agreement. If it is determined by the Parties or otherwise that any amount paid by CTH to CPCC was improperly paid, then subject to Section 3.2(e), CPCC shall promptly reimburse CTH the amount of such improper payment.

(e) If (i) CTH fails to pay any amount when due or (ii) (A) CTH disputes an invoice hereunder, (B) pays the full amount of such invoice and (C) it is determined by the Parties or otherwise that CPCC must reimburse CTH any portion of the amount of such invoice, then such amount shall bear interest from the due date (or the date the disputed amount was paid by CTH in case of a reimbursement owed by CPCC to CTH) to the date such amount is paid by CTH (or CPCC, if applicable) at the Agreed Rate.

3.3 Revenues. In the event CPCC receives any revenues related to the Assets belonging to CTH or the other Owning Parties, CPCC shall hold such amount in trust for the applicable Owning Party and shall promptly deposit or transfer such revenues to the Operating Account or such other account as designated in writing by CTH from time to time.

3.4 Taxes. In addition to other amounts owed pursuant to this Agreement, CTH shall be responsible for, and shall pay, all taxes applicable to (a) the provision of the Operational Services by CPCC (whether or not such taxes increase or decrease in the future) and (b) the ownership, operation, maintenance or control of the assets of CTH. CPCC may, from time to time, invoice CTH for the amount of such taxes which CPCC pays in connection with the performance of the Operational Services in accordance with the terms of this Agreement, or is otherwise required by applicable Law to pay directly to the relevant taxing authority in connection with this Agreement, and any such invoice shall be due and payable to CPCC no later than 10 Business Days after receipt thereof by CTH. Notwithstanding anything to the contrary contained herein, each Party shall be responsible for (i) income taxes resulting from amounts paid or payable to it under this Agreement and (ii) except for reimbursement of the Personnel Costs as provided in this Agreement, employment taxes and social security payments relating to its own employees. For the avoidance of doubt, the providers of the Operational Services shall be treated as employees of, or independent contractors to, CPCC, and not CTH, for tax purposes.

3.5 Maintenance of Books & Records.

(a) CPCC shall maintain, separately and in accordance with CPCC’s customary recordkeeping procedure, GAAP and applicable Law, accurate books, records and accounts (i) of all expenses, costs and liabilities accrued or incurred by it in performing the Operational Services, including payroll information, and (ii) on CTH’s behalf, of (A) all expenses, costs and liabilities accrued or incurred by CTH in connection with this Agreement and under CTH’s or the other Owning Party’s contractual commitments with respect to the Assets and (B) all revenues accrued, invoiced and received by CPCC on behalf of CTH or the other Owning Parties (the “Accounting Records”).

(b) CPCC agrees to retain all Records pertaining to the Operational Services for a period of not less than three calendar years following the end of the calendar year in which the relevant Operational Services were performed or any longer period if required by Law.

(c) CPCC shall give CTH access to the Records (including the right to copy, at CTH’s expense), during normal business hours and upon reasonable prior written notice to CPCC.

3.6 Audit. CTH, upon reasonable written notice to CPCC, shall have the right to audit CPCC’s accounts and Records relating to the Operational Services for any calendar year within the 24-month period following the end of such calendar year. CPCC shall not bear any portion of CTH’s audit cost incurred under this Section 3.6. The audits shall not be conducted more frequently than bi-annually without the prior approval of CPCC, except upon the resignation or removal of CPCC. Upon the completion of any such audit the results of which evidence an overcharging by CPCC for Operational Services rendered, CTH may notify CPCC of such overcharge and request reimbursement thereof, and such notice shall include CTH’s calculations and reasonable data supporting such reimbursement request. Within 30 days after receipt of CTH’s reimbursement request, CPCC shall notify CTH if CPCC disputes the results of the audit. CPCC’s failure to notify CTH of such dispute within such time period shall be deemed to be agreement with the audit results and the reimbursement request. If CPCC timely notifies CTH that it disputes the audit results, then each of CPCC and CTH shall designate a representative, and, not later than 10 Business Days from such selection, such representatives shall meet in an effort to resolve such disputed audit results. Such representatives shall attempt to agree on a resolution of such dispute within 10 Business Days from meeting. This Section 3.6 shall survive the expiration or termination of this Agreement for a period of 24 months.

3.7 Payments Under Omnibus Agreement. The Parties acknowledge and agree that this Agreement, including the terms under this Article III, are subject to the terms of the Omnibus Agreement, and that any payments to be made under this Agreement may be netted against other amounts payable to a Party as more particularly set forth in the Omnibus Agreement.

ARTICLE IV

TERM; TERMINATION

4.1 Term. This Agreement will commence on the Execution Date and will remain in full force and effect for an initial term of 20 years (the “Initial Term”) and will continue in full force and effect thereafter unless terminated by either Party at the end of the Initial Term or any time thereafter by giving not less than 180 days’ prior written notice, subject in each case to earlier termination in accordance with Section 4.2 or Section 4.3 (such period of time, the “Term”).

4.2 CPCC Termination. CPCC may terminate this Agreement upon written notice to CTH:

(a) at any time; provided, that CPCC’s resignation and the Termination Execution Date with respect to any termination pursuant to this Section 4.2 shall not take effect until the later of (i) the date specified in such notice and (ii) 180 days after the date of receipt by CTH of such notice; or

(b) the Bankruptcy of CTH.

4.3 CTH Termination. CTH may terminate this Agreement upon written notice to CPCC following the occurrence of any one or more of the following:

(a) the Bankruptcy of CPCC; or

(b) an action constituting willful misconduct or gross negligence on the part of CPCC in connection with the performance of the Operational Services.

4.4 Effect of Termination. The terms of this Article IV, Article V, Article VII and Article VIII shall survive any termination of this Agreement. The termination of this Agreement shall not relieve either Party of any liability or obligation accruing or that had accrued prior to the Termination Execution Date nor deprive a Party not in breach (other than a breach because such Party is rightfully withholding performance in response to a breach by the other Party) of its rights to any remedy otherwise available to such Party. For the avoidance of doubt, following the Termination Execution Date, CTH shall remain responsible for and shall reimburse CPCC, in accordance with the provisions of Section 3.2, for the Employee Benefits Costs to the extent such costs are attributable to periods prior to the Termination Execution Date. Upon the Termination Execution Date, CPCC shall (a) assign to CTH (or if directed by CTH, an Affiliate of CTH) any contracts and agreements entered into by CPCC in connection with its performance of the Operational Services on behalf of CTH pursuant to the terms of this Agreement (and CTH (or the applicable Affiliate of CTH) shall assume all obligations and liabilities under such contracts and agreements by executing such assumption or novation agreements as reasonably requested by CPCC or any Party thereto) and (b) promptly deliver to CTH all documents, files, and books and records received from CTH or generated by CPCC with respect to the Assets and the Operational Services, including the Records.

4.5 Transition Period. Upon termination of this Agreement, CPCC shall as promptly as practicable, but in any event within 60 days following such termination deliver to CTH the Records, in such format, including electronic format, as the Records are maintained by CPCC. Upon such termination, CTH shall use its commercially reasonable efforts to designate another Person or Persons to provide the Operational Services, and, if requested by CTH in writing prior to the Termination Execution Date, for a period of 180 days after the Termination Execution Date, (i) CPCC shall, subject to Article VI, continue to provide the Operational Services in accordance with the terms of this Agreement and cooperate to ensure the orderly and expeditious transition of the provision of the Operational Services to the Person or Persons designated by CTH, including training of a new contract operator with respect to the Operational Services (if requested by CTH) and transferring permits and licenses and migrating computer or other systems to a new contract operator, as applicable, and (ii) CTH shall pay and reimburse CPCC for any costs incurred by CPCC in accordance with this Agreement. The provisions of this Section 4.5 shall survive the termination of this Agreement.

ARTICLE V

LIMITS OF RESPONSIBILITY; INDEMNIFICATION

5.1 Release. Except as set forth in Section 5.2, each Party hereby releases, discharges and forever waives any claims against the other Party with respect to any breach of this Agreement.

5.2 Omnibus Agreement Indemnities. The Parties hereby acknowledge and agree that except for the rights of the Parties to terminate this Agreement pursuant to Article IV, the indemnities set forth under the Omnibus Agreement shall be the Parties’ exclusive remedies with respect to any breach of this Agreement. For the avoidance of doubt, except as set forth in the Omnibus Agreement, in no event shall CPCC have any liability under this Agreement or applicable Law with respect to the provision of the Operational Services under this Agreement for any claim, damage, loss or liability sustained or incurred in connection with its operations with respect to the Assets or the provision of the Operational Services or any breach of any provision of this Agreement.

5.3 Disclaimer. NOTWITHSTANDING ANY OTHER TERM OF THIS AGREEMENT TO THE CONTRARY, CPCC MAKES NO, AND DISCLAIMS ANY, REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY WITH RESPECT TO THE PERFORMANCE OR RESULTS OF THE OPERATIONAL SERVICES OR ANY DATA OR INFORMATION PROVIDED BY CPCC HEREUNDER. CPCC DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE OPERATIONAL SERVICES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.4 Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE VI

FORCE MAJEURE

6.1 Force Majeure. If any Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, that Party shall give to the other Party prompt written notice of the Force Majeure with reasonably full particulars concerning it; thereupon, the obligations of the Party giving notice, so far as they are affected by the Force Majeure, shall be suspended during, but no longer than, the continuance of the Force Majeure. The affected Party shall use all reasonable efforts to remove, mitigate and/or remedy the Force Majeure situation as quickly as practicable. The requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other labor difficulty by the Party involved, contrary to its wishes; the method by which all such difficulties shall be handled shall be entirely within the discretion of the affected Party; provided, however, the foregoing shall not relieve such Party of its obligations to take other measures to remove, mitigate and/or remedy any delay or suspension resulting from such labor difficulties.

ARTICLE VII

MISCELLANEOUS

7.1 Assignment. No Party may assign this Agreement without prior written consent of the other Party; provided that CPCC may, upon notice to CTH, assign this Agreement or any of its rights hereunder to any of its Affiliates without the prior written consent of CTH; provided, further, that any Partnership Group Member may freely pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Partnership Group, including any pledge or assignment to secure obligations pursuant to one or more credit agreements, security agreements, and other security instruments with the administrative agent, collateral agent or other agent party thereto for the benefit of the lenders of the Partnership Group; provided, further, that no such pledge or assignment shall release such Partnership Group Member from any of its obligations hereunder or substitute any such pledgee or assignee for such Partnership Group Member as a party hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

7.2 Notices. All notices and communications required or permitted to be given under this Agreement shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid or by electronic mail with a PDF of the notice or other communication attached (provided that any such electronic mail is confirmed either by written confirmation or U.S. Express Mail), in each case, addressed to the appropriate Person at the address for such Person as follows:

If to the CTH:

CNX Thermal Holdings LLC

1000 CONSOL Energy Drive

Canonsburg PA, 15317

Attn: Chief Financial Officer

Email: loriritter@consolenergy.com

With a copy to:

Attn: General Counsel

Email: marthawiegand@consolenergy.com

If to CPCC:

Consol Pennsylvania Coal Company LLC

1000 CONSOL Energy Drive

Canonsburg PA, 15317

Attention: Vice President and Comptroller

Email: davidkhani@consolenergy.com

With a copy to:

Attention: Vice President and Secretary

Email: stevejohnson@consolenergy.com

Any notice given in accordance herewith shall be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmitted by electronic communications during normal business hours, or if transmitted after normal business hours, on the next Business Day, or (c) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the U.S. Mail if received during normal business hours, or if not received during normal business hours, then on the next Business Day, as the case may be. Any Party may change their contact information for notice by giving notice to the other Parties in the manner provided in this Section 7.2.

7.3 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver, or cause to be executed and delivered, any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated herein.

7.4 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

7.5 Waiver; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

7.6 Entire Agreement; Conflicts. This Agreement, the other Pennsylvania Mine Complex Agreements and the documents to be executed hereunder and thereunder, constitute the entire agreement of the Parties and their Affiliates relating to the transactions contemplated hereby and supersede all provisions and concepts contained in all prior letters of intent, memoranda, agreements or communications between the Parties or their Affiliates relating to the transactions contemplated hereby. In the event of a conflict between (a) the terms and provisions of this Agreement and the terms and provisions of any Appendix hereto or (b) subject to the following sentence, the terms and provisions of this Agreement and the terms and provisions of any Pennsylvania Mine Complex Agreement, in each case, the terms and provisions of this Agreement shall govern and control; provided, however, that the inclusion of any terms and conditions in the Appendix hereto or the Pennsylvania Mine Complex Agreements which are not addressed in this Agreement shall not be deemed a conflict. To the extent there is any conflict between the terms and conditions of the Omnibus Agreement or the Contribution Agreement and the terms and conditions of this Agreement, the Omnibus Agreement or Contribution Agreement, as applicable, shall control.

7.7 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties and expressly identified as an amendment or modification.

7.8 Governing Law; Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. The Parties hereby acknowledge and agree that Section 6.2(b) of the Omnibus Agreement shall apply to this Agreement mutatis mutandis.

7.9 Parties in Interest. Except as expressly set forth in this Agreement, nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

7.10 Preparation of Agreement. All of the Parties and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, it is the intent of the Parties that no presumption shall arise based on the identity of the draftsman of this Agreement.

7.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

7.12 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto.

7.13 Allocation of Resources. Notwithstanding anything else herein to the contrary, in performing its obligations hereunder, each Party shall accord the other Party (and shall cause its Affiliates and shall use its good faith and commercially reasonable efforts to cause any of its Third Party subcontractors to accord to the other Party) no less than the same priority and treatment under comparable circumstances as it would provide to itself or any of its Affiliates’ business units or assets, and shall allocate to the other Party (and shall cause its Affiliates and shall use its good faith and commercially reasonable efforts to cause any of its Third Party subcontractors to allocate to the other Party) any delay or suspension of performance in a manner no less favorable than the manner by which it allocates such delay or suspension of performance to itself or any of its Affiliates’ business units or assets.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

CPCC:

CONSOL PENNSYLVANIA COAL COMPANY LLC

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Title:	Vice President and Secretary

CTH:

CNX THERMAL HOLDINGS LLC

By:	/s/ Martha A. Wiegand
Name:	Martha A. Wiegand
Title:	General Counsel and Secretary

[Signature Page to Employee Services Agreement]

APPENDIX I

Definitions

“Accounting Records” has the meaning set forth in Section 3.5(a).

“Agreed Rental Fee” means the fee as determined by CPCC for the use of the CPCC Assets by CPCC in performing the Operational Services, provided that such fee in no event will exceed the market rate for such type of asset in the area in which such CPCC Assets are located.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is Under Common Control With such Person; provided, however, that for purposes of this Agreement, General Partner, the Partnership and any subsidiaries of the Partnership, including CTH, shall be deemed not to be “Affiliates” of CPCC.

“Agreed Rate” means, on the applicable date of determination, the LIBOR Rate plus an additional two percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Agreement” has the meaning set forth in the Preamble.

“Annual Budget” means an annual budget that has been approved by the Owning Parties pursuant to the Operating Agreement.

“Annual Development Plan” means an annual development plan that has been approved by the Owning Parties pursuant to the Operating Agreement.

“Assets” has the meaning set forth in the Operating Agreement.

“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of 60 days after the filing or an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such 60 day period.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in the State of Pennsylvania are generally open for business.

“Conrhein” has the meaning set forth in the Recitals.

“Contract Agency Agreement” has the meaning set forth in the Operating Agreement.

APPENDIX I

“Control” (including the terms “Controlled” and “Under Common Control With”) means with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

“CPCC” has the meaning set forth in the Preamble.

“CPCC Assets” means any equipment, vehicles, facilities or other assets owned or leased by CPCC.

“Emergency” means any sudden or unexpected event which causes, or risks causing, (a) substantial damage to any of the Assets or the property of a Third Party, (b) death of or injury to any Person, (c) damage or substantial risk of damage to natural resources (including wildlife) or the environment, (d) safety concerns associated with continued operations, or (e) non-compliance with any applicable Law, and, in each case, which event is of such a nature that a response cannot, in the reasonable discretion of CPCC, await the decision of CTH. For the avoidance of doubt, an “Emergency” shall include any release or threatened release of hazardous substances into the environment that requires notification to any Governmental Authority under applicable Law.

“Employee Benefit Costs” means all Losses attributable to non-pension employee-related liabilities of CPCC, including with respect to former employees and including, without limitation, disability benefits, workers’ compensation, coal workers pneumoconiosis (black lung) disease, and the OPEB Plans, but excluding any liabilities arising under the Coal Industry Retiree Health Benefit Act of 1992.

“Employees” has the meaning set forth in Section 2.6(c).

“Execution Date” has the meaning set forth in the Preamble.

“Excused Employee” has the meaning set forth in Section 2.2(b).

“Force Majeure” means an act of God; strike, lockout or other similar disturbance; act of the public enemy; war; blockade; public riot; lightning, fire, storm, flood or other act of nature or the elements; explosion; action, delay or inaction of a Governmental Authority that is reasonably unforeseen or unexpected; unavailable equipment not within the control of the Party claiming suspension; and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” means CNX Coal Resources GP LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

APPENDIX I

“Initial Term” has the meaning set forth in Section 4.1.

“Laws” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Losses” has the meaning set forth in the Omnibus Agreement.

“Omnibus Agreement” means that certain Omnibus Agreement dated as of the Execution Date, by and among CONSOL Energy Inc., General Partner, Partnership and the other parties thereto, as the same may be amended, revised, supplemented or otherwise modified from time to time.

“OPEB Plans” means the welfare benefit plans, including medical, prescription drug and life insurance plans, maintained by CONSOL Energy, Inc. or its Affiliates for the benefit of retired employees not covered by the Coal Industry Retiree Health Benefit Act of 1992.

“Operating Account” has the meaning set forth in the Operating Agreement.

“Operating Agreement” has the meaning set forth in the Recitals.

“Operating Committee” has the meaning set forth in the Operating Agreement.

“Operating Records” has the meaning set forth in Section 2.12.

“Operational Services” has the meaning set forth in Operating Agreement.

“Owning Parties” means CPCC, Conrhein and CTH.

“Partnership” means CNX Coal Resources LP, a Delaware limited partnership.

“Partnership Group” means the Partnership and its Subsidiaries. Each of the Partnership and its Subsidiaries shall be a “Partnership Group Member.”

“Party” and “Parties” have the meaning set forth in the Preamble.

“Pennsylvania Mine Complex” has the meaning set forth in the Recitals.

“Pennsylvania Mine Complex Agreements” has the meaning set forth in the Operating Agreement.

“Pennsylvania Mine Complex Assets” has the meaning set forth in the Operating Agreement.

“Pension Plan” means any defined benefit pension plan maintained by CONSOL Energy, Inc. or its Affiliates in or under which any employees that perform the Operational Services hereunder may participate or receive benefits, as they may be amended from time to time.

APPENDIX I

“Permit” means any permits, approvals or authorizations by, or filings with, Governmental Authorities.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Personnel Costs” means an amount equal to, for each of CPCC’s (and/or its Affiliates’) employees that perform the Operational Services hereunder, the total salary, wages, bonus, employee benefits and other compensation provided by CPCC (or its applicable Affiliate) to such employee (together with all related employment costs, including employment and payroll taxes, incurred by CPCC (or its applicable Affiliate)) for the applicable calendar month. “Personnel Costs” shall also include, without duplicating any of the foregoing amounts, (a) the service costs attributable to the participation in the Pension Plan of the employees that perform the Operational Services hereunder, and (b) the Employee Benefit Costs.

“Records” means collectively the Operating Records and the Accounting Records.

“Reimbursable Costs” means collectively the Personnel Costs, Third Party Costs and Agreed Rental Fees.

“Reports” has the meaning set forth in the Operating Agreement.

“Services Standard” has the meaning set forth in Section 2.13.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Ten Year Mine Plan” has the meaning set forth in the Operating Agreement.

“Term” has the meaning set forth in Section 4.1.

“Terminal and Throughput Agreement” has the meaning set forth in the Operating Agreement.

APPENDIX I

“Termination Execution Date” means the date of the termination of this Agreement in accordance with the terms hereof.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Costs” means all Third Party costs and expenses incurred by CPCC and/or its Affiliates in performing the Operational Services, including all:

(a) royalties paid to Third Parties on mined coal on behalf of CTH (in its capacity as an owner of the Assets) and the other Owning Parties (in their capacity as an owner of the Assets);

(b) taxes and fees paid on behalf of CTH (in its individual capacity and its capacity as the operator under the Operating Agreement) and the other Owning Parties (in their capacity as an owner of the Assets), including severance taxes, per-ton reclamation, black lung excise taxes, and property taxes;

(c) insurance maintained by CPCC for itself with respect to providing the Operating Services or for which it has obtained for the benefit of CTH or the Owning Parties under Section 2.11;

(d) assessments, penalties or other fines imposed by any governmental authority for violation of any federal, state or local law or regulation arising out of CPCC’s performance of the Operational Services to the extent such assessments, penalties or other fines are not a result of CPCC’s breach of the Services Standard; and

(e) fees, costs and expenses paid to Third Party contractors and subcontractors.

“Water Supply and Services Agreement” has the meaning set forth in the Operating Agreement.

APPENDIX I